As filed with the Securities and Exchange Commission
                        on August 29, 1997
                                  Registration No. 333-

                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                              FORM S-8
                       REGISTRATION STATEMENT
                                Under
                       THE SECURITIES ACT OF 1933

                       FAMILY DOLLAR STORES, INC.
        (Exact name of registrant as specified in its charter)

                Delaware                      56-0942963
      (State or other jurisdiction of     (I.R.S. Employer
       incorporation or organization)     Identification No.)

       10401 Old Monroe Road
       P. O. Box 1017
       Charlotte, North Carolina                   28201-1017
       (Address of Principal Executive Offices)    (Zip Code)

                     FAMILY DOLLAR STORES, INC.
                1989 Non-Qualified Stock Option Plan
                      (Full Title of the Plan)

                       GEORGE R. MAHONEY, JR.
       Executive Vice President-General Counsel and Secretary
                     Family Dollar Stores, Inc.
                            P.O. Box 1017
                     Charlotte, NC  28201-1017
              (Name and address of agent for service)

           Telephone number, including
           area code, of agent for service... (704) 814-3252

                   CALCULATION OF REGISTRATION FEE

Title of     Amount       Proposed Maximum   Proposed Maximum     Amount of
Securities   to be        Offering Price     Aggregate Offering   Registration
to be        Registered   Per Share (1)      Price (1)            Fee
Registered
Common
Stock, par
value $.10   750,000
per share    shares       $20.75             $15,562,500          $4,716.00

(1) Estimated solely for the purpose of calculating the registration fee and computed according to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant's Common Stock, as reported by the New York Stock Exchange on August 26, 1997.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents constituting the Prospectus of Family Dollar Stores, Inc. (the "Registrant") with respect to this Registration Statement in accordance with Rule 428 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"), are kept on file at the offices of the Registrant. The Registrant will provide without charge to employees, on the written or oral request of any such person, a copy of any or all of the documents constituting the Prospectus. Written requests for such copies should be directed to the Corporate Secretary, Family Dollar Stores, Inc., P. O. Box 1017, Charlotte, North Carolina 28201-1017. Telephone requests may be directed to
(704) 814-3276.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the year ended August 31, 1996;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1996, February 28, 1997, and May 31, 1997;

         (c) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A, dated June 19, 1979, filed by the Registrant in connection with the listing of 4,430,000 of such shares on the New York Stock Exchange.

         All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereto have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the Prospectus.

       The Registrant will provide without charge to each person to whom the Prospectus constituting a part of this Registration Statement is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein and in the Prospectus by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Corporate Secretary, Family Dollar Stores, Inc., P. O. Box 1017, Charlotte, North Carolina
28201-1017.  Telephone requests may be directed to
(704) 814-3276.


Item 6.  Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law provides for the indemnification of officers and directors of the Registrant in certain circumstances. The circumstances under which and the persons for whose benefit indemnification shall or may be made are set forth in Exhibit 99.2 hereto and incorporated by reference. The indemnification provided for by the statute is not exclusive of any other rights of indemnification. Article
XIII of the Registrant's By-Laws provides for indemnification to the fullest extent permitted by the laws of the State of Delaware. Pursuant to such By-Laws and as authorized by such statute, the Registrant maintains insurance for directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not the Registrant would have the power to indemnify such officer or director against such liability under the By-Laws or statute.

       Pursuant to Delaware law, the Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Item 8. Exhibits.

    The following exhibits are filed with or incorporated by reference in this Registration Statement.


       Exhibit No.    Description of Exhibit
          5.1         Opinion of George R. Mahoney, Jr. as to
                      legality of securities to be registered.

         23.1         Consent of George R. Mahoney, Jr.
                      (included in Exhibit 5.1).

         23.2         Consent of Price Waterhouse LLP,
                      independent certified public accountants.

         99.1         1989 Stock Option Plan, amended as of
                      January 16, 1997, incorporated by
                      reference to Exhibit 10 (iii) to
                      Registrant's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

         99.2         Provisions of Delaware law relating to
                      indemnification.

Item 9.  Undertakings.

    A.   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs A.(1)(i) and A.(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Regis-trant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Matthews and State of North Carolina on the 28th day of August 1997.

                                 FAMILY DOLLAR STORES, INC.


                                 By:  /s/ LEON LEVINE
                                          LEON LEVINE
                                          Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 28th day of August 1997, by the following persons in the capacities indicated.


/s/ LEON LEVINE                  Chairman of the Board,
LEON LEVINE                      Treasurer (Principal Executive
                                 Officer) and Director


/s/ R. JAMES KELLY               Vice Chairman and Chief
R. JAMES KELLY                   Financial Officer and Director


/s/ HOWARD R. LEVINE             President and Director
HOWARD R. LEVINE


/s/ GEORGE R. MAHONEY, JR.       Executive Vice President and
GEORGE R. MAHONEY, JR.           Director


/s/ C. MARTIN SOWERS             Senior Vice President-Finance
C. MARTIN SOWERS                 (Principal Accounting Officer)


/s/ MARK R. BERNSTEIN
MARK R. BERNSTEIN                Director


/s/ JAMES H. HANCE, JR.
JAMES H. HANCE, JR.              Director


/s/ JAMES G. MARTIN
JAMES G. MARTIN                  Director